1401 N. Rice Avenue, Oxnard, CA 93030 Phone: +1.805.987.9000

February 1, 2016

Dear LoJack Employees,

On behalf of everyone at CalAmp, I want to introduce myself and our company to you. We are very excited about our agreement to combine with LoJack, which represents a unique opportunity to accelerate the broad adoption of connected vehicle telematics technologies and applications around the globe.

For those of you who are unfamiliar with CalAmp, we are a leader in providing wireless communications solutions that enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value mobile and remote assets. Like LoJack, we are committed to providing our customers with superior products and quality service.

We are impressed by LoJack’s considerable relationships and we admire your talented team. Moreover, LoJack’s world renowned brand, proprietary stolen vehicle recovery product, unique law enforcement network and strong relationships with auto dealers, heavy equipment providers and global licensees complement CalAmp’s leading portfolio of wireless connectivity devices, software, services and applications. When combined, we believe we will create a leader that is well-positioned to provide innovative, next generation connected vehicle telematics technologies and applications to our global customers.

Among my first priorities is to personally introduce myself to as many of you as possible. To that end, I will be traveling to Canton later this week. Following the closing of the transaction, we plan to maintain a presence in Canton and preserve the strong LoJack brand.

I hope you share my excitement for the road ahead. We believe this combination will create great opportunities, not only for our customers, partners and shareholders, but for the talented people across the combined organization. We look forward to completing the transaction and welcoming you to the CalAmp team. I look forward to seeing you later this week.

Best regards,

/s/ Michael Burdiek
Michael Burdiek

Important Additional Information

This release relates to a pending business combination transaction between CalAmp and LoJack. The tender offer referenced in this release has not yet commenced. No statement in this release constitutes an offer to buy, or the solicitation of an offer to sell, any securities. A solicitation and an offer to buy shares of LoJack will be made only pursuant to an offer to purchase and related materials that CalAmp intends to file with the SEC. When the tender offer is commenced, CalAmp will file a Tender Offer Statement on Schedule TO related to the transaction with the SEC and may file amendments thereto, and thereafter LoJack will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. CalAmp and LoJack may also file other documents with the SEC regarding the transaction. This document is not a substitute for Schedule TO, the Schedule 14D-9 or any other document that CalAmp or LoJack may file with the SEC in connection with the transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE OTHER RELEVANT MATERIALS WITH RESPECT TO THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The Tender Offer Statement and Solicitation/Recommendation Statement on Schedule 14D-9 (when available) will be sent free of charge to LoJack’s shareholders. Such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC's Web site: www.sec.gov or by directing such requests to the Information Agent for the tender offer who will be named in the Tender Offer Statement. In addition, copies of LoJack’s filings with the SEC may also be obtained free of charge at the “Investor Relations” section of LoJack’s website at www.lojack.com.

www.calamp.com